As filed with the Securities and Exchange Commission on December 18, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0323555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 2950
Denver, Colorado 80202-1370
(303) 626-8300
(Address of principal executive offices)

Venoco, Inc. 2000 Stock Incentive Plan
Venoco, Inc. 2005 Stock Incentive Plan

Timothy M. Marquez
Chairman and Chief Executive Officer
370 17th Street, Suite 2950
Denver, Colorado 80202-1370
(303) 626-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John Elofson, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, par value $0.01 per share, issuable pursuant to:
Venoco, Inc. 2000 Stock Incentive Plan	4,013,663 shares(2)	$7.04	(3)	$28,256,188	(3)	$3,024
Venoco, Inc. 2005 Stock Incentive Plan
Issuable Upon Exercise of Outstanding Options	719,300 shares	$16.85	(4)	$12,120,205	(4)	$1,297
Reserved for Future Awards	980,700 shares	$16.91	(5)	$16,583,637	(5)	$1,775
Total	5,713,663 shares					$6,096

(1)             Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant (“Common Stock”) to be offered or issued as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)             Represents shares of Common Stock reserved for issuance under the Venoco, Inc. 2000 Stock Incentive Plan (the “2000 Plan”). No further awards will be made under the 2000 Plan.

(3)             Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $7.04 per share for shares of Common Stock issuable under the 2000 Plan.

(4)             Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $16.85 per share for shares of Common Stock issuable pursuant to currently outstanding awards under the 2005 Stock Incentive Plan.

(5)             Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock on the New York Stock Exchange on December 13, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.                                   Plan Information*

Item 2.                                   Registration Information And Employee Plan Annual Information*

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                   Incorporation Of Documents By Reference

Venoco, Inc. (the “Registrant”) hereby incorporates by reference herein the following documents:

(a)                                  The Registrant’s annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission (the “Commission”) on April 5, 2006 (the “Annual Report”);

(b)                                 All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered in the Annual Report; and

(c)                                  The description of the common stock of the Registrant contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act with the Commission on November 14, 2006, as the same may be amended from time to time.

All other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                   Description Of Securities

Not required.

Item 5.                                   Interests Of Named Experts And Counsel

Not applicable.

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.

Item 6.                                   Indemnification Of Directors And Officers

The Registrant is incorporated under the laws of the State of Delaware.  Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.  Article 10 of the Registrant’s certificate of incorporation generally provides that it will indemnify its directors and officers and certain other persons to the extent permitted by the DGCL. In addition, the Registrant has entered into an indemnification agreement with each of its directors, and an employment agreement with certain of its officers, pursuant to which it has agreed, in general, to indemnify those persons to the extent permitted by the DGCL.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. The Registrant maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

As permitted by the DGCL, Article 9 of the Registrant’s certificate of incorporation eliminates in certain circumstances the monetary liability of its directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

•                  for a breach of the director’s duty of loyalty to Registrant or its stockholders;

•                  for acts or omissions by the director not in good faith;

•                  for acts or omissions by the director involving intentional misconduct or a knowing violation of law;

•                  under Section 174 of the DGCL, which relates to the declaration of dividends and purchase or redemption of shares in violation of the DGCL; and

•                  for any transaction from which the director derived an improper personal benefit.

Item 7.                                   Exemption From Registration Claimed

Not applicable.

Item 8.                                   Exhibits

See Exhibit Index.

Item 9.                                   Undertakings

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                                 That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 18th day of December, 2006.

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name:	Timothy M. Marquez
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy M. Marquez and Terry L. Anderson, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Timothy M. Marquez	Chairman and Chief Executive Officer	December 18, 2006
Timothy M. Marquez	(Principal Executive Officer)

/s/ David B. Christofferson	Chief Financial Officer (Principal	December 18, 2006
David B. Christofferson	Financial Officer)

/s/ Douglas J. Griggs	Chief Accounting Officer (Principal	December 18, 2006
Douglas J. Griggs	Accounting Officer)

/s/ J. Timothy Brittan	Director	December 18, 2006
J. Timothy Brittan

Director
J.C. McFarland

/s/ Edward O’Donnell	Director	December 18, 2006
Edward O’Donnell

Director
Eloy U. Ortega

/s/ Joel L. Reed	Director	December 18, 2006
Joel L. Reed

/s/ Glen C. Warren, Jr.	Director	December 18, 2006
Glen C. Warren, Jr.

EXHIBIT INDEX

The following is a list of all exhibits filed as part of this registration statement or, as noted, incorporated by reference into this registration statement.

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of Venoco, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on November 17, 2005).

4.2	Bylaws of Venoco, Inc. (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on November 17, 2005).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of Venoco, Inc., as declared effective by the Commission on November 16, 2006).

4.4	Venoco, Inc. 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 of Venoco, Inc. filed on March 31, 2005).

4.5	Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on May 12, 2006).

5.1	Opinion of Davis Graham & Stubbs LLP, as to the legality of the securities being issued.

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page of this Registration Statement).